Exhibit No. 10.1

May 7, 2012

Steven R. Bromley
36 Carlyle Crescent
Aurora, Ontario L4G 6P6

Dear Steve,

The Board of Directors of SunOpta, Inc. (“SunOpta”) has approved the renewal of the employment agreement, dated February 1, 2007, between you and SunOpta (the “Employment Agreement”) for successive one-year periods.

Upon your acceptance of the terms listed below, this letter shall amend the Employment Agreement and shall be effective as of February 1, 2012.

The section of the Employment Agreement entitled “Term” is hereby amended to read in its entirety as follows:

Term: The initial term of this Agreement shall be for (5) years commencing February 1, 2007 until February 1, 2012 (the “Initial Term”). Unless you or the Company provide notice of non-renewal at least 30 days prior to the expiration of the Initial Term or any Renewal Term (as defined below), this Agreement shall automatically renew for an additional term of one (1) year (each a “Renewal Term”) from the expiration of the Initial Term or the most recently completed Renewal Term, as the case may be.

All other terms of the Employment Agreement shall remain unchanged and shall continue in full force and effect.

Terms of Employment: The signing of this letter will be confirmation of your understanding and acceptance of the terms the Employment Agreement, as amended by this letter.

Yours sincerely,

/s/ Jeremy Kendall	/s/ Alan Murray
Jeremy Kendall	Alan Murray
Chairman	Vice Chairman and Chairman of the Compensation Committee

ACCEPTED:	/s/ Steven R. Bromley
Steven R. Bromley